UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 19, 2012 (June 19, 2012)

CORONUS SOLAR INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada
(State or other jurisdiction of incorporation)

000-53697
(Commission File No.)

1100-1200 West 73rd Avenue
Vancouver, British Columbia
Canada   V6P 6G5
(Address of principal executive offices and Zip Code)

604-267-7078
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

On June 19, 2012, our wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a System Impact Study Agreement (the “SIS Agreement for 29-Palms West 2”) with Southern California Edison (“SCE”). The SIS Agreement for 29-Palms West 2 relates to Coronus’ application for interconnection service and the CREST tariff for a 1.5 MW solar photovoltaic power system (the “29-Palms West 2 Project”) on SCE’s Larrea 12 kV distribution circuit, situated west of Twentynine Palms, in the County of San Bernardino, California.

The SIS Agreement for 29-Palms West 2 sets forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the 29-Palms West 2 Project and the adequacy of SCE’s electrical system to accommodate the 29-Palms West 2 Project. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed. The estimated cost of the SIS Agreement for the 29-Palms West 2 Project is $10,000. SCE anticipates completing the study within 120 business days. On entering into the SIS Agreement for 29-Palms West 2, Coronus paid SCE a $10,000 deposit.

ITEM 7.01          REGULATION FD DISCLOSURE.

We announced today Coronus’ entry into the SIS Agreement for 29-Palms West 2, as disclosed above under Item 1.01.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Dated this 19th day of June, 2012.

CORONUS SOLAR INC.

BY:	JEFFERSON THACHUK
Jefferson Thachuk
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and a member of the Board of Directors